Exhibit 99.1

                     American States Water Company
 Announces Earnings for the Three and Nine Months Ended September 30,
                                 2007


    SAN DIMAS, Calif.--(BUSINESS WIRE)--Nov. 8, 2007--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.44 per share for the three months ended September 30, 2007 as compared to basic and fully diluted earnings of $0.32 per share, reported for the same period ended September 30, 2006. Basic and fully diluted earnings were $1.26 per share for the nine months ended September 30, 2007, as compared to basic and fully diluted earnings of $1.03, for the nine months ended September 30, 2006.

    Third Quarter 2007 Results

    The $0.12 increase in the third quarter of 2007 as compared to the same period of 2006 is due primarily to:

    -- An increase of $1.7 million in the pretax margin, which is net of operating revenues and supply costs, for the water segment's operations, or $0.06 per share, as compared to the same period of 2006, due to increased water rates approved by the California Public Utilities Commission ("CPUC") that were effective January 1, 2007, and a favorable change in the supply mix caused by an increased volume of groundwater supply pumped in 2007 as compared to the prior year.

    -- An unrealized loss on purchased power contracts ("derivative") which decreased pretax income by $896,000, or approximately $0.03 per share for the three months ended September 30, 2007, as compared to a $2.8 million unrealized loss, or $0.10 per share, for the three months ended September 30, 2006. Although the unrealized gains and losses result in significant fluctuations to the statements of income, it has no effect on our cash flows. When analyzing the financial performance of the Company, we exclude the effect of derivative gains or losses as they are not reflective of our day-to-day operations.

    -- Higher operating expenses and other items described below, partially offset by a decrease in the effective income tax rate.

    Total operating revenues increased by $602,000 to $75.8 million for the third quarter of 2007, compared to revenues of $75.2 million recorded in the third quarter of 2006, a slight increase of 0.8%. The table below sets forth summaries of operating revenues by segment (in thousands):



                             2007       2006    $ Change   % Change
                           -------------------------------------------
Water                        $65,445    $65,292      $153        0.2%
Electric                       6,289      6,444      (155)      -2.4%
Contracted services            4,108      3,504       604       17.2%
                           -------------------------------------------
  Total operating revenues   $75,842    $75,240      $602        0.8%
                           ===========================================


    Water revenues for the quarter remained flat; increasing by only 0.2%. Rate increases approved by the CPUC effective January 1, 2007 were offset by the expiration in October 2006 of a positive surcharge that was in rates to recover previously incurred supply costs in Region III service areas of its Golden State Water Company ("GSWC") unit. Consumption remained relatively unchanged when compared to the same period in 2006.

    Also negatively impacting water revenues for the quarter were delays by the CPUC in receiving final approval of GSWC's Region II rate case and the application for rate increases to cover general office expenses at the Corporate Headquarters. On October 26, 2007, the CPUC issued a proposed decision to approve rate increases for Region II. The written version of the decision that the CPUC approved on October 18, 2007 contained a number of inaccuracies. A proposed decision that corrects the inaccuracies will be placed on the agenda for the CPUC to approve on November 16, 2007. Because of the nearly 11 month delay in issuing a final decision on this application, the CPUC had previously approved an interim rate increase totaling $1.2 million that became effective January 1, 2007. Based on the proposed decision issued by the CPUC on October 26, 2007, the revenue increase for 2007 would total approximately $6.7 million, which is retroactive to January 1, 2007. The proposed decision authorizes GSWC to track the difference between the interim rates and the final rates approved by the CPUC and to recover the difference via a temporary surcharge. This unbilled revenue covers the period from January 1, 2007 through the implementation of the new final rates to be approved on November 16, 2007. The effect of the increased revenues in 2007 will be partially offset by the reversal of previously recorded supply cost under-collections as discussed later.

    Additionally, the proposed decision also reflects rate increases of approximately $3.0 million for 2007 to recover general office expenses allocated to Region III. Similar to Region II, the CPUC had previously approved an interim rate increase for Region III, totaling $135,000 which became effective January 1, 2007. GSWC will implement a temporary surcharge to recover the revenue difference between the interim rates implemented on January 1, 2007 and the final rates authorized by the CPUC for the period from January 1 through the implementation of the final rates to be approved on November 16, 2007.

    Had the CPUC decisions and final rates been in place prior to the end of September 30, 2007, the 2007 results to-date would have included an increase in revenues, offset by the reversal of previously recorded supply cost under collections, of approximately $3.3 million, or $0.11 per share.

    The final decision will also impose an increased allocation of corporate headquarters' expenses to ASUS. This would result in an increase in expense allocated to ASUS. This adjustment is also retroactive to January 1, 2007 and will be made in the fourth quarter, thus negatively impacting ASUS' pretax income ranging from $450,000 to $600,000 for the nine months ended September 30, 2007, and positively impacting GSWC's pretax income by the same amount. While this additional allocation to ASUS has no impact on the consolidated earnings based on the new rates authorized by the CPUC, it should be noted that revenue requirements would be higher for GSWC's Region II and Region III, had the allocation of corporate headquarters' costs to ASUS been lower.

    Electric revenues from GSWC's Bear Valley Electric Division decreased by 2.4% due primarily to the recording of a regulatory liability of approximately $442,000 and a corresponding reduction in revenues for probable refunds to customers related to the 8.4 MW natural gas-fueled generation plant. The rate increase for the generation plant resulted in an increase of approximately $2.3 million in annual revenues, effective April 2005, based on an estimated total capital-related cost of $13 million. The rate increase is subject to refund pending the CPUC's final cost review. If actual recorded costs are less than the costs authorized by the CPUC of $13 million, the revenue requirement for the difference is to be refunded to ratepayers. During the third quarter of 2007, GSWC received vendor credits which reduced the actual recorded costs of the generation plant below $13 million, which resulted in the recording of a regulatory liability and reduction in electric revenues. This decrease in electric revenues was partially offset by an increase in kilowatt-hour usage by customers.

    Contracted services operating revenues are comprised of construction revenues and management fees for operating and maintaining the water and wastewater systems at military bases; the services being conducted by AWR's subsidiary, American States Utility Services, Inc. ("ASUS"). Such revenues increased by $604,000 during the third quarter of 2007 primarily due to an increase in construction revenues for a special wastewater infrastructure expansion project performed by ASUS's Fort Bliss Water Services Company subsidiary. This project was an amendment and supplemental to the 50-year contract with the U.S. government to manage the entire water and wastewater systems at Fort Bliss. The project was completed in August 2007 and there will be no further construction revenues associated with this amendment. Earnings and cash flows from these military special projects have been intermittent to date and may or may not continue in future periods.

    Total operating expenses, for the three months ended September 30, 2007, decreased to $58.3 million as compared to the $60.0 million recorded for the same period in 2006, reflecting: (i) an overall decrease in water supply costs resulting from more pumping from GSWC's own wells; (ii) a decrease of $1.9 million in the pretax unrealized loss on purchased power contracts in 2007 compared to same period in 2006, and (iii) a decrease in administrative and general expenses due to lower outside services, such as legal, consulting and accounting, incurred during the period. These decreases were partially offset by:
(i) increases in other operating expenses due to higher chemical and water treatment costs; (ii) an increase in required and emergency maintenance activities on GSWC's wells; (iii) increased depreciation and amortization expense reflecting, among other things, the effects of closing approximately $73 million of additions to utility plant during 2006; (iv) higher property taxes and payroll taxes; and (v) an increase in construction expenses reflecting primarily the costs incurred for the special wastewater expansion project at Fort Bliss.

    The proposed CPUC decision discussed previously also changes the revenue requirement related to the adopted rates for the supply costs that will also be retroactive to January 1, 2007. Accordingly, GSWC will re-calculate, among other items, the amount recorded in Region II's supply cost memorandum account based on the new rates. As of September 30, 2007, an amount of $2.2 million was recorded as an under-collection of supply costs generated in 2007 which positively impacted earnings and increased regulatory assets for the period. We expect most of the under-collected amount as recorded to be reversed in the fourth quarter, based on the new rates for supply costs, partially offsetting the retroactive revenues as discussed above, also to be recorded in the fourth quarter of 2007.

    In summary, the table below sets forth pretax operating income by segment for the third quarter (in thousands):



                            2007        2006     $ Change    % Change
                         ---------------------------------------------
Water                       $18,538    $18,067        $471      2.6%
Electric                       (901)    (2,689)      1,788     66.5%
Contracted services             (60)      (144)         84     58.3%
AWR parent                      (52)       (25)        (27)  (108.0%)
                         ---------------------------------------------
  Total pretax operating
   income                   $17,525    $15,209      $2,316     15.2%
                         =============================================


    Interest expense remained unchanged at $5.3 million. Average bank loan balances outstanding under AWR's credit facility remained constant for the third quarter of 2007 and 2006 at approximately $27 million.

    The third quarter 2007 income tax expense increased to $5.2 million compared to $4.8 million for the same period of 2006, due primarily to a 24.0% increase in pretax income. Partially offsetting the increase is a reduction in the effective tax rate primarily as a result of differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. This decrease in the effective tax rate for the three months ended September 30, 2007 is principally due to a net reduction in compensatory, related flow-through adjustments.

    Year-to-Date 2007 Results

    The $0.23 per share increase in earnings for the nine months ended September 30, 2007 compared to the same period of 2006 reflects primarily:

    -- An unrealized gain on purchased power contracts which increased pretax income by approximately $1.6 million, or $0.05 per share for the nine months ended September 30, 2007, as compared to a $5.9 million unrealized loss, or $0.21 per share, for the nine months ended September 30, 2006.

    -- A decision issued by the CPUC on April 13, 2006 regarding the accounting treatment of GSWC's water rights lease revenues, which increased pretax operating income by about $2.3 million in March 2006, or approximately $0.08 per share, when compared to the same period in 2007.

    -- An increase, excluding the $2.3 million of water rights lease revenues as discussed above, in the 2007 margin for the water segment of $10.1 million, or $0.35 per share, as compared to the same period of 2006 due to increased water rates, an increase in water consumption, and a favorable supply mix change.

    -- An increase in contracted services' pretax operating income of $3.5 million, or $0.12 per share, as compared to the same period of 2006 for operating, maintaining and improving the water and wastewater systems at military bases for the U.S. government. The increase in pretax operating income is primarily due to a special wastewater expansion project at one of the military installations undergoing significant expansion. The project was completed in August 2007 and there will be no further construction revenues associated with this special project after that date.

    -- Other higher operating expenses, a change in the effective income tax rate, as well as other items described below, contributed to an overall decrease of $0.42 per share to the results of operations.

    Total operating revenues of $227.4 million for the first nine months of 2007 increased by $12.2% compared to revenues of $202.7 million recorded in the same period in 2006. Of the total increase in revenues, water revenues increased by 4.2% due to rate increases and higher consumption caused by warmer and drier weather. Electric revenues decreased by 1.8% to $21.4 million reflecting the recording of a probable refund to customers, discussed above in the quarterly results. Contracted services revenues, comprised of construction revenues and management fees for operating and maintaining the water and wastewater systems at military bases, increased to $29.3 million, an $18.0 million increase due primarily to the wastewater infrastructure expansion project at Fort Bliss for the nine months ended September 30, 2007.

    Total operating expenses for the first nine months of 2007 increased to $175.5 million as compared to the $159.1 million recorded for the same period in 2006. Impacting the comparability of the two periods were: (i) an overall decrease in water supply costs reflecting a favorable change in the supply mix, partially offset by higher consumption; (ii) an increase of $7.5 million in the unrealized gain on purchased power contracts due to an increase in forward energy prices; (iii) increased other operating expenses due to increased chemical and water treatment costs, as well as the operation of water and wastewater systems at the Maryland and Virginia military bases for a full nine months in 2007; (iv) increased administrative and general expenses resulting from higher labor and outside service costs; (v) increased maintenance expense reflecting emergency and scheduled maintenance on wells; (vi) increased depreciation and amortization;
(vii) increased property and other taxes due to increased assessed property values and increased payroll taxes; (viii) increased construction cost and expenses of $13.4 million at Fort Bliss and other military bases; and (ix) a net gain of $470,000 on the sale of property.

    Interest expenses increased for the nine months ended September 30, 2007 reflecting an increase in short-term interest rates and an increase in the level of average borrowing.

    Interest income decreased for the nine months ended September 30, 2007 due primarily to the initial recording in the first quarter of 2006 of interest accrued on the uncollected balance of the Aerojet litigation memorandum account authorized by the CPUC and the receipt of interest amounting to $381,000 related to a $3.0 million Internal Revenue Service refund in May 2006. There was no such interest income in the same period of 2007.

    Income tax expense increased due to an increase in pretax income.

    Other - Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    Third Quarter 2007 Earnings Release Conference Call - The Company will host a conference call today, Thursday, November 8, 2007 at 11:00 a.m. Pacific Time (PT), during which management will be making a brief presentation focusing on the Company's third quarter results, strategies, and operating trends.

    Interested parties can listen to the conference call over the Internet by logging onto www.aswater.com. The call will also be recorded and replayed beginning Thursday, November 8, 2007 at 3:00 p.m. PT and will run through Thursday, November 15, 2007. The dial-in number for the audio replay is (800) 642-1687, Conference ID# 20300962.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.



                    American States Water Company
                             Consolidated
Comparative Condensed Balance Sheets

                                      September 30,     December 31,
            (in thousands)                2007              2006
                                     ---------------------------------
                                                (Unaudited)
Assets
Utility Plant-Net                           $762,050          $750,601
Other Property and Investments                21,623            21,591
Current Assets                                69,198            64,436
Regulatory and Other Assets                  112,724           100,327
----------------------------------------------------------------------
                                            $965,595          $936,955
----------------------------------------------------------------------
Capitalization and Liabilities
Capitalization                              $566,523          $551,567
Current Liabilities                           89,012            85,903
Other Credits                                310,060           299,485
----------------------------------------------------------------------
                                            $965,595          $936,955
----------------------------------------------------------------------




Condensed Statements of Income     Three months
(in thousands, except per share        ended        Nine months ended
 amounts)                          September 30,      September 30,
-------------------------------------------------- -------------------
                                   2007     2006     2007      2006
                                 ----------------- -------------------
                                    (Unaudited)        (Unaudited)

Operating Revenues               $75,842  $75,240  $227,358  $202,677
                                 ----------------- -------------------

Operating Expenses:
Supply costs                     $22,558  $24,046   $58,413   $59,122
Unrealized loss (gain) on
 purchased power contracts           896    2,807    (1,578)    5,886
Other operating expenses           7,004    6,677    20,160    17,264
Administrative and general
 expenses                         11,789   12,614    38,460    34,628
Maintenance                        3,897    3,395    11,223     9,113
Depreciation and amortization      7,439    6,634    21,616    19,726
Property and other taxes           2,820    2,660     8,593     7,687
Construction expenses              1,903    1,322    19,232     5,833
Net loss (gain) on sale of
 property                             11     (124)     (594)     (124)
                                 ----------------- -------------------
        Total operating expenses $58,317  $60,031  $175,525  $159,135

Operating income                 $17,525  $15,209   $51,833   $43,542

Interest expenses                 (5,347)  (5,349)  (16,413)  (16,037)
Interest income                      590      522     1,742     2,298
Other                                102        -       234         -
                                 ----------------- -------------------

Income From Operations Before
 Income Tax Expenses             $12,870  $10,382   $37,396   $29,803

Income tax expenses                5,241    4,809    15,461    12,061

-------------------------------------------------- -------------------
Net Income                        $7,629   $5,573   $21,935   $17,742
-------------------------------------------------- -------------------

Weighted Average Shares
 Outstanding                      17,197   17,003    17,091    16,898
-------------------------------------------------- -------------------
Earnings Per Common Share          $0.44    $0.32     $1.26     $1.03
-------------------------------------------------- -------------------
Weighted Average Diluted Shares   17,239   17,057    17,132    16,949
-------------------------------------------------- -------------------
Earnings Per Diluted Share         $0.44    $0.32     $1.26     $1.03
-------------------------------------------------- -------------------
Dividends Declared Per Common
 Share                            $0.235   $0.225    $0.705    $0.675
-------------------------------------------------- -------------------



    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             (909) 394-3600, ext. 647